UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  August 1, 2011

GERON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-20859	75-2287752
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 CONSTITUTION DRIVE MENLO PARK, CALIFORNIA 94025
(Address of principal executive offices, including zip code)

(650) 473-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective August 1, 2011, Geron Corporation (“Geron”) entered into a Loan Agreement (the “Loan Agreement”) with the California Institute for Regenerative Medicine (“CIRM”), an agency established by the voters of the State of California pursuant to Proposition 71 to advance the biotech industry in California through grants and loans for stem cell research, research facilities and other vital research opportunities. Pursuant to the Loan Agreement and accompanying Notice of Loan Award (“NLA”), CIRM shall disburse to Geron an aggregate of $24,846,856 (“Loan Amount”) over a period of three years commencing on August 1, 2011 and ending on July 31, 2014 (“Project Period”). The disbursements are pursuant to an established schedule and, in certain cases, are conditioned upon the achievement of progress milestones. The Loan Agreement requires that the proceeds from the loan are used solely to support Geron’s human embryonic stem-cell derived oligodendrocyte progenitor therapy (GRNOPC1) for the treatment of spinal cord injury (“CIRM Funded Project”).

The initial term of the Loan Agreement is five (5) years. Geron may request extension of the Loan Agreement for one additional term of five (5) years for a maximum total of ten (10) years from the Effective Date.

The interest rate for each quarterly disbursement of the loan is equal to the one year LIBOR rate plus two percent (2%)(the “Base Rate”). Interest is compounded annually on the principal amount from the date of the applicable disbursement. No interest payments are due during the first five (5) years of the loan term. If the loan is extended, in the sixth year the interest rate shall increase one percent (1%) over the Base Rate in effect on the fifth anniversary of the loan (the “Extension Base Rate”). In the seventh year of the loan, the interest rate shall increase to two percent (2%) over the Extension Base Rate. In the eight year of the loan, the interest rate shall increase to three percent (3%) over the Extension Base Rate. In the ninth year of the loan, the interest rate shall increase to four percent (4%) over the Extension Base Rate. In the tenth year of the loan, the interest rate shall increase to five percent (5%) over the Extension Base Rate.

Repayment of the principal and any accrued interest shall be due and payable at the end of the initial term, if the loan is not extended. If the loan is extended, the principal shall be due at the end of the extended term. Twenty-five percent (25%) of any accrued interest shall be due and payable in quarterly installments during the extended term. At any time prior to the end of the loan term, Geron may apply for suspension of all or part of the loan, based on showing that it has abandoned the CIRM Funded Project. Any loan amount that has not been due and payable for fifteen (15) years after the granting of a suspension of repayment will be automatically forgiven by CIRM. CIRM also has the right to accelerate repayment of the Loan Amount and accrued but unpaid interest in the event of a change of control of Geron.

In connection with each disbursement, Geron shall issue to CIRM a warrant to purchase Geron common stock, par value $0.001. The number of shares underlying each of the warrants will be equal to fifty percent (50%) of the applicable disbursement amount divided by the average of the closing sales price of Geron common stock as reported by The NASDAQ Global Select Market for the ten (10) consecutive trading days immediately preceding the corresponding disbursement (the “Average Closing Price”). The exercise price of each warrant shall also be equal to the Average Closing Price preceding the issuance of such warrant. Each of the warrants and the underlying common stock will be unregistered and each warrant shall have a term of ten (10) years from the respective date of issuance. The issuances of the warrants are in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.

Disbursements for the second and third year of the Project Period are conditioned upon the achievement of certain progress milestones. If certain progress milestones are not met at the end of the first or second year of the Project Period, CIRM may adjust the schedule of disbursements for subsequent years, based on the project costs associated with the elements of the milestone that are unmet, upon consultation with Geron. CIRM may terminate the Loan Agreement in the event of a no go milestone, which includes the occurrence of serious safety issues in a clinical trial that lead to termination of all clinical studies in the CIRM Funded Project.

CIRM requires Geron to maintain a 1:1 expenditure match on a quarterly basis for the CIRM Funded Project. If the match is not maintained, CIRM may elect to reduce the next quarterly disbursement by the lowest amount needed to maintain the 1:1 match and will reinstate those funds upon the next quarterly report that shows a 1:1 match.

The Loan Agreement also includes certain customary representations, warranties and covenants, including restrictions on Geron’s ability to issue cash dividends and execute certain stock repurchases, as well as requirements that Geron maintain certain levels of insurance coverage, quality of investments and sufficient assets to repay the loan.

The foregoing description of the Loan Agreement and NLA is a summary of the material terms of the Loan Agreement and NLA, which will be filed as exhibits to Geron’s quarterly report on Form 10-Q for the quarter ended September 30, 2011.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 of this Form 8-K relating to the Loan Agreement is incorporated into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 of this Form 8-K relating to the issuance of the warrants is incorporated into this Item 3.02.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERON CORPORATION

Date:	August 1, 2011	By:	/s/ David J. Earp
David J. Earp
Senior Vice President, Corporate Transactions and Chief Legal Officer

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